Exhibit 21.1

Entity	Jurisdiction of Incorporation or Organization
Brickman Acquisition, LLC	Delaware

BrightView Chargers, Inc.	Delaware

BrightView Companies, LLC	California

BrightView Enterprise Solutions, LLC	Florida

BrightView Funding LLC	Delaware

BrightView Golf Maintenance, Inc.	California

BrightView Landscape Development, Inc.	Arizona

BrightView Landscape Development, Inc.	California

BrightView Landscape Development, Inc.	Colorado

BrightView Landscape Services, Inc.	Arizona

BrightView Landscape Services, Inc.	California

BrightView Landscape Services, Inc.	Colorado

BrightView Landscape Services, Inc.	Florida

BrightView Landscape Services, Inc.	Georgia

BrightView Landscape Services, Inc.	Nevada

BrightView Landscape Services, Inc.	Texas

BrightView Landscapes, LLC	Delaware

BrightView Tree Care Services, Inc.	California

BrightView Tree Company	California

E.I.I. Holding Co.	Delaware

Environmental Earthscapes, Inc. d/b/a The Groundskeeper	Arizona

Greater Texas Landscapes, Inc.	Texas

Plumeria Insurance Company, Inc.	Hawaii

U.S. Lawns, Inc.	Florida

ValleyCrest Holding Co.	Delaware